EXHIBIT 10.2

EA Bonus Plan

Addendum

FY20 Bonus Formula

Subject to all other terms and conditions of the EA Bonus Plan (“Plan”)*, those Plan Participants who have been specifically identified by Electronic Arts Inc. (the “Company”) as eligible to receive a discretionary bonus pursuant to the terms of this Addendum shall have such bonus determined as follows:

1.    Additional Eligibility Criteria, If Any:

n/a (see Plan eligibility criteria)

2.    Fiscal 2020 Bonus Pool

Funding for a Company-wide bonus pool (“Bonus Pool”) for Fiscal 2020 will be approved by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”).

Bonus Component(s)	Weight	Performance Measure(s)	Measurement Period(s)
Company Financial Performance	50%	25% Non-GAAP Earnings Per Share and 25% Non-GAAP Net Revenue	Fiscal 2020
Business Performance	50%	The achievement of measurable business objectives, including, but not limited to business and operational performance metrics, profit and revenue targets	Fiscal 2020

The Company Performance component is funded based on the Company’s performance against Non-GAAP Earnings Per Share and Non-GAAP Net Revenue targets for the Measurement Period.

The Business Performance component is funded by the Committee upon consideration of measurable business objectives, including, but not limited to, business and operational performance metrics, profit and revenue targets.

a.    Allocation of Bonus Pool Funding to Business Units:

Following the completion of the Measurement Period, Company management will allocate, at its discretion, a percentage of the Bonus Pool funding to each business unit. Such allocation will be based upon the achievement of measurable business unit objectives or such other factors as Company management deems relevant to the business unit’s performance.

b.    Individual Bonus Award Payouts:

Annual Bonus Award payouts: in most circumstances, Annual Bonus Award payouts will be determined based upon an assessment of:

(1)     The Participant’s target bonus amount;

(2)     The percentage of the Bonus Pool allocated to a Participant’s business unit (if applicable); and

(3)     The Participant’s Individual Performance, as determined by the Participant’s manager.

The Individual Performance assessment takes into account the Participant’s contributions to the Company for the fiscal year relative to individual performance expectations.

The Committee will review and approve the individual Participant bonus award payouts for the Company’s executive officers under Section 16 of the Securities and Exchange Act, of 1934, other than the CEO.

3.    Bonus Award for the CEO

Bonus Component(s)	Weight	Performance Measure(s)	Measurement Period(s)
Financial Performance	60%	Non-GAAP Net Revenue, Gross Profit, Operating Expenses, Non-GAAP Earnings Per Share, Operating Cash Flow	Fiscal 2020
Strategic & Operational Performance	40%	The achievement of measurable business objectives, including strategic and operational performance metrics	Fiscal 2020

Bonus Award payout: A Bonus Award payout for the CEO will be determined by the Board based upon an overall assessment of the following:

(1)    The CEO’s target bonus amount;

(2)    Attainment and weighting of Financial, Strategic and Operational Performance objectives for the Measurement Period; and

(3)    The Company Bonus Funding.

The Board will approve the CEO Bonus Award after assessing the factors set forth above and has discretion to increase or decrease the final bonus payout based on any such other factors it deems applicable, provided that the final bonus payout shall not exceed the lesser of (1) 300% of the CEO’s target bonus amount for the Measurement Period, and (2) $5 million and no bonus may be paid if the Company’s net income falls below a certain threshold.

4.    Payment Schedule:

Bonus Awards will be paid as soon as administratively practicable following the completion of the Measurement Period and the Committee’s approval of the Bonus Pool funding.

* Including, but not limited to: (1) the Plan Participant must be actually employed by EA or one of its subsidiaries or affiliates on the date that each payment is made pursuant to the Plan in order to earn the right to receive each such payment, (2) except where otherwise required by local law, at any time until the date that bonuses are paid under the Plan, the individual must not have (i) violated any provision of EA's Global Code of Conduct, any other written EA policy and any law, rule or regulation applicable to EA and EA employees, or (ii) entered into an employment termination or separation agreement (not including agreements entered into in connection with the commencement or continuation of employment), and (3) eligibility to receive a bonus calculated pursuant to this Addendum does not guarantee the payment of any bonus for a specific Measurement Period, nor does it guarantee employment for any specific period of time. Capitalized terms in this Addendum shall have the meanings set forth in the Plan, except where such terms are separately defined in this Addendum.